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                                                                  Exhibit 12


Computation of Ratio of Earnings to Fixed Charges
(amounts in millions, except ratios)

                                                                       Six Months          Six Months
                                                                         Ended               Ended
                                                                        June 30,            June 30,
                                                                          2003                2002
                                                                       ----------         ------------
Income (loss) from continuing operations before
  income taxes and minority interests                                     $(5.1)               $56.0

Add (deduct) earnings of less than 50% owned affiliates (net of
  distributed earnings) included in pretax income                             0                    0

Add income of less than 50% owned affiliates included in pretax
  income                                                                      0                    0

Add fixed charges, net of capitalized interest                             22.5                 14.1

Add previously capitalized interest amortized during the period             0.3                  0.3
                                                                          -----                -----
Earnings                                                                  $17.7                $70.4

Gross interest expense including capitalized interest plus
  amortization of capitalized fees (fixed charges)                        $22.5                $14.1

Ratio of earnings to fixed charges                                          (a)                  5.0

(a) - Earnings were inadequate to cover fixed charges by $4.8 million.